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Exhibit 5.2

November 19, 2020

Aphria Inc.
98 Talbot St. W.
Leamington, Ontario N8H 1M8
Canada

Re: Aphria Inc.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Aphria Inc. on November 19, 2020, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein, on the cover pages and under the heading "Legal Matters" in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

/s/ Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP

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  Exhibit 5.2